SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): February 24, 1995


                        CALIFORNIA ENERGY COMPANY, INC.
             (Exact name of registrant as specified in its charter)



Delaware                                 1-9874              94-2213782
- ---------                                ------             -----------
(State or other                        (Commission          (IRS Employer
jurisdiction of                        File Number)         Identification No.)
incorporation)




   10831 Old Mill Road, Omaha, Nebraska                 68194
  -------------------------------------               ----------
(Address of principal executive offices)              (Zip Code)




Registrant's telephone number, including area code:   402-330-8900
                                                      ------------


                                 Not Applicable
                                --------------
          (Former name or former address, if changed from last report)

Item 2.  Acquisition or Disposition of Assets

         On  December  5, 1994,  California  Energy  Company,  Inc.,  a Delaware
corporation  (the  "Company"),   CE  Acquisition   Company,   Inc.,  a  Delaware
corporation and a wholly owned subsidiary of the Company ("CE Sub") and Magma Power Company, a Nevada corporation ("Magma"), executed an Agreement and Plan of Merger (the "Merger Agreement," a copy of which is attached hereto as Exhibit
99.1 and incorporated by reference herein). The Merger Agreement was negotiated on an arms' length basis between the Company and Magma.

         Pursuant to the Merger Agreement, on January 10, 1995, CE Sub purchased 12,400,000 shares of common stock, par value $0.10 per share (the "Shares"), of Magma, at $39.00 per Share, pursuant to a tender offer commenced on December 9, 1994 (the "Offer"). As a result of consummation of the Offer, CE Sub acquired majority control of Magma as the first step in the acquisition of the entire equity interest in Magma.

         On February 21, 1995, Magma's stockholders voted to approve and adopt the Merger Agreement and on February 24, 1995 (the "Effective Time"), CE Sub was merged with and into Magma (the "Merger"), with Magma continuing as the surviving corporation. As a result of the Merger, on February 24, 1995 Magma became a wholly owned subsidiary of the Company. On February 24, 1995, the Company issued a press release relating to consummation of the Merger, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

         In the Merger, each then outstanding Share (other than Shares held by the Company, CE Sub or any other direct or indirect subsidiary of the Company and Shares held in the treasury of Magma), constituting an aggregate of approximately 11.4 million Shares, was converted into the right to receive $38.4772, net in cash, for an aggregate amount of approximately $440.3 million (the "Merger Consideration"). The formula for determining the consideration to be paid in the Merger was established so that the blended consideration paid by the Company in the Offer and the Merger would be $38.75 per Share. The consideration to be paid in the Offer was negotiated on an arms' length basis between the Company and Magma.

         On February 24, 1995, in connection with consummation of the Merger, the Company borrowed $500,000,000 under a credit facility provided by Credit Suisse (the "Merger Facility," a copy of which is attached hereto as Exhibit
99.3 and incorporated by reference herein), and used the proceeds therefrom, together with approximately $297.9 million in net proceeds from the public offering, over-allotment option and direct sale of common stock of the Company (at a price to the public of $17.00 per share) and general corporate funds of the Company in the amount of approximately $157.0 million, (i) to repay all outstanding obligations incurred under a bridge financing facility provided by Credit Suisse to finance the Offer and (ii) to pay the Merger Consideration and certain fees and expenses related to the Merger.

         The Merger Facility is comprised of (i) a six year term loan ("Term Loan A") in a principal amount of up to the difference between $500 million and the principal amount of Term Loan B and C (as defined below), expected to be amortized in semi-annual payments, (ii) a seven year term loan ("Term Loan B") in a principal amount expected to be not less than $75 million, expected to be amortized in semi-annual payments in the seventh year of such Term Loan and
(iii) an eight year term loan ("Term Loan C") in a principal amount to be not less than $75 million, expected to be amortized in semi-annual payments in the eighth year of such Term Loan. Loans under the Merger Facility have been made to the Company on a non-recourse basis, and the Company has loaned the proceeds of such loans to Magma in exchange for secured term note of Magma (the "Magma Note"). The loans under the Merger Facility are to be amortized from payments received by the Company from Magma on the Magma Note which will be amortized from internally generated funds of Magma. Loans under the Merger Facility will be secured by an assignment and pledge by the Company of the Magma Note and 100% of the capital stock of Magma. The Magma Note will be secured by a collateral assignment of certain unencumbered assets of Magma.

         Interest on loans borrowed under the Merger Facility will be payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.50% above the Base Rate for Term Loan A, and 3.50% above LIBOR (adjusted for reserves) or 2.50% above the Base Rate for Term Loans B and C. The Company may elect to have the loans bear interest based on either LIBOR or the Base Rate (as defined in the Merger Facility).

         The Merger Facility contains affirmative and negative covenants customary for similar non-recourse credit facilities. Such covenants include a negative pledge of all stock and unencumbered assets of Magma; a limitation on guaranties by Magma; a limitation on mergers and sales of assets by Magma; a limitation on investments in other persons by Magma; a prohibition on dividends and other payments by Magma to the Company unless the proceeds are used to pay down the Merger Facility; a prohibition on the sale of ownership interests in Magma; a limitation on the incurrence of additional debt by Magma; a requirement that the Company deliver each fiscal quarter a certificate as to the absence of material adverse changes in the Company or Magma which could reasonably be expected to materially affect the ability of the Company to repay the Merger Facility or the ability of the lenders to realize on the collateral for the Merger Facility; and a restriction on a change in the nature of the business of Magma and its subsidiaries.

         The Merger Facility also contains financial covenants and customary events of default, including events of default based on breaches of certain representations, warranties and covenants; cross defaults with respect to certain debt of the Company and Magma; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold to be agreed upon; the failure to make a payment with respect to the Merger Facility when due; and the failure of the pledge agreement with respect to the capital stock of Magma and the Magma Note to be in full force and effect.

         The Company has paid certain fees to Credit Suisse with respect to the Merger Facility which, in the aggregate, are not material to the transactions described herein. The foregoing description of the Merger Facility is qualified in its entirety by reference to Exhibit 99.3.

Item 7.  Financial Statements and Exhibits

         (a)      Financial statements of businesses acquired:

                         MAGMA'S CONSOLIDATED FINANCIAL
                          STATEMENTS AND NOTES THERETO

Financial Statements for Period Ending
December 31, 1993

Report of Independent Accountants


To the Shareholders and Board of Directors of Magma Power Company


We have audited the accompanying consolidated balance sheets of Magma Power Company and Subsidiaries (the "Company") at December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magma Power Company and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand



Coopers & Lybrand
San Diego, California
March 18, 1994

                          CONSOLIDATED BALANCE SHEETS
                       (As of December 31, 1993 and 1992)
                             (Dollars in thousands)

                                                                1993       1992
                                                             --------   --------
Assets
Current Assets
   Cash ..................................................   $ 18,017   $  2,106
   Marketable securities .................................     32,086     37,501
   Partnership cash and marketable securities ............     22,919     20,724
   Accounts receivable:
      Trade ..............................................     18,199     11,258
      Other ..............................................     14,073     12,681
   Prepaid expenses and other assets .....................     11,922      8,955
                                                             --------   --------
      Total Current Assets ...............................    117,216     93,225
                                                             --------   --------
   Land ..................................................      6,225      5,677
   Property, plant and equipment, net of accumulated
      depreciation of $53,166 and $36,932, respectively ..    265,215    113,922
   Exploration and development costs, net of accumulated
      amortization of $13,682 and $10,445, respectively ..    107,069     52,001
   Acquisition and new project costs .....................     13,721     26,291
   Other investments .....................................     47,642     79,469
   Power purchase contracts, net of accumulated
      amortization of $946 and $88, respectively .........     22,185        853
   Other assets and deferred charges .....................     22,762     16,083

   Goodwill, net of accumulated amortization of $2,122
      and $1,757, respectively ...........................      9,276      9,129
                                                             --------   --------
                  Total ..................................   $611,311   $396,650
                                                             ========   ========
Liabilities and Shareholders' Equity
   Current Liabilities
      Trade accounts payable .............................   $  7,235   $  4,635
      Accrued and other liabilities ......................      3,463      3,774
      Current portion of loans payable ...................     36,799     10,292
                                                             --------   --------

                  Total Current Liabilities ..............     47,497     18,701
                                                             --------   --------
   Loans payable .........................................    189,209     85,834
   Deferred income taxes .................................     11,387      8,350
   Other long-term liabilities ...........................     11,300      1,505
                                                             --------   --------
                  Total Non-Current Liabilities ..........    211,896     95,689
                                                             --------   --------
Commitments and contingencies
Shareholders' Equity
   Preferred stock, $.10 par value, 1,000,000 shares
     authorized, none issued and outstanding .............       --         --
   Common stock, $.10 par value, 30,000,00 shares
     authorized, issued and outstanding 23,989,763 and
     22,980,647 shares respectively ......................      2,399      2,298
   Additional paid-in capital ............................    144,996    128,154
   Unrealized gains from marketable securities ...........        583       --
   Retained earnings .....................................    203,940    151,808
                                                             --------   --------
                  Total Shareholders' Equity .............    351,918    282,260
                                                             --------   --------
                  Total ..................................   $611,311   $396,650
                                                             ========   ========

        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (For the Three Years Ended December 31, 1993, 1992 and 1991)
                 (Dollars in thousands, except per share data)

Year Ended December 31,                                                         1993                1992               1991
                                                                                ----                ----               ----
Revenues
   Sales of electricity ...................................................   $137,882           $ 72,236           $ 66,015
   Royalties ..............................................................     19,629             22,929             13,611
   Interest and other income ..............................................      4,195              8,653             10,756
   Management services ....................................................      5,432              5,148              4,509
                                                                              --------           --------           --------
                                                                               167,138            108,966             94,891
                                                                              --------           --------           --------
Costs and Expenses
   Plant operating costs ..................................................     49,493             33,258             27,353
   Depreciation and amortization ..........................................     21,692             11,927             11,673
   Other non-plant costs ..................................................        471                800                200
   General and administrative .............................................     10,943              6,483              5,934
   Interest incurred ......................................................      9,626              6,831              8,527
                                                                              --------           --------           --------
                                                                                92,225             59,299             53,687
                                                                              --------           --------           --------
Income from operations ....................................................     74,913             49,667             41,204
Provision for income taxes ................................................     22,778             13,309              7,263
                                                                              --------           --------           --------
Income before cumulative effect of accounting change ......................     52,135             36,358             33,941
                                                                              ========           ========           ========
Cumulative effect to January 1, 1992
  of change in accounting for income taxes ................................       --               17,833               --
                                                                              --------           --------           --------
      Net income ..........................................................   $ 52,135           $ 54,191           $ 33,941
                                                                              ========           ========           ========
Income before cumulative effect of accounting change per Common Share

  Assuming no dilution ....................................................   $   2.17           $   1.59           $   1.44
                                                                              --------           --------           --------
  Assuming full dilution ..................................................       2.17           $   1.52           $   1.44
                                                                              --------           --------           --------
Cumulative effect of accounting change per Common Share
Assuming no dilution ......................................................   $   --             $    .77           $   --
                                                                              --------           --------           --------
Assuming full dilution ....................................................   $   --             $    .75           $   --
Income per Common Share
  Assuming no dilution ....................................................   $   2.17           $   2.36           $   1.44
                                                                              --------           --------           --------
  Assuming full dilution ..................................................   $   2.17           $   2.27           $   1.44
                                                                              --------           --------           --------
Average Common Shares Outstanding
  Assuming no dilution ....................................................     24,063             22,936             23,611
                                                                              --------           --------           --------
  Assuming full dilution ..................................................     24,072             23,847             23,611
                                                                              --------           --------           --------


        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    (For the Three Years Ended December 31, 1993, 1992 and 1991)
                                    (Dollars in thousands)


                                                                                         Unrealized
                                                Common Stock             Additional      Gains From                       Share-
                                         ----------------------------     Paid-In        Marketable      Retained        holders'
                                            Shares          Amount        Capital        Securities      Earnings         Equity
                                         -----------     ------------   -----------     ------------    ----------      ---------

Balance, December 31, 1990 .............    22,902        $   2,290      $ 126,660       $    --        $  63,676       $ 192,626
Other equity transactions, net .........        25                3            302            --             --               305

Net income, 1991 .......................      --                --             --             --           33,941          33,941
                                         ---------        ---------      ---------       ---------      ---------       ---------
Balance, December 31, 1991 .............    22,927            2,293        126,962            --           97,617         226,872
Other equity transactions, net .........        54                5          1,192            --             --             1,197

Net income, 1992 .......................      --                --             --             --           54,191          54,191
                                         ---------        ---------      ---------       ---------      ---------       ---------
Balance, December 31, 1992 .............    22,981            2,298        128,154            --          151,808         282,260
Purchase of Dow stock option
   through issuance of shares ..........       857               86            (86)           --             --              --
Tax effect of Dow option
   purchase ............................      --                --          13,581            --             --            13,581
Unrealized gains from
   marketable securities ...............      --                --             --               583          --               583
Other equity transactions,
   net .................................       152               15          3,347            --               (3)          3,359

Net income, 1993 .......................      --                --             --             --           52,135          52,135
                                         ---------        ---------      ---------        ---------     ---------       ---------
Balance, December 31, 1993 .............    23,990        $   2,399      $ 144,996        $     583     $ 203,940       $ 351,918
                                         =========        =========      =========        =========     =========       =========


        The accompanying notes are an integral part of these tatements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         (For the Three Years Ended December 31, 1993, 1992 and 1991)
                             (Dollars in thousands)



                                                                              1993                1992                1991
                                                                           ---------           ---------           ----------
Cash Flows From Operating Activities
    Net income .........................................................   $  52,135           $  54,191           $  33,941
    Adjustments to reconcile net income to net                             ---------           ---------           ---------
      cash provided by operating activities:
      Depreciation and amortization ....................................      21,692              11,927              11,673
      Gain from the disposition of investments .........................        (771)             (1,280)               (832)
      Realization of transmission line credits .........................       2,538               1,444               1,260
      Other, net .......................................................        (227)                (76)               (237)
      Cumulative effect of adoption of SFAS 109 ........................        --               (17,833)               --
      Changes in components of working capital:
        Accounts receivable ............................................      (8,333)             (8,529)                373
        Partnership cash and marketable securities .....................      (2,195)             (1,233)              1,293
        Prepaid expenses and other assets ..............................      (2,253)                585              (2,565)
        Accounts payable and accrued liabilities .......................       2,845                 501               1,101
        Accrued interest payable .......................................         719                (395)                  4
        Income taxes payable ...........................................       7,605                (301)                439
        Deferred taxes from operations .................................       7,485               6,684                (842)
                                                                           ---------           ---------           ---------
                  Total adjustments ....................................      29,105              (8,506)             11,667
                                                                           ---------           ---------           ---------
    Net cash provided by operating activities ..........................      81,240              45,685              45,608
                                                                           ---------           ---------           ---------
Cash Flows From Investing Activities
    Proceeds from the sale of investments ..............................     223,479             150,271             180,113
    Purchase of investments ............................................    (184,784)           (160,949)           (193,767)
    Capital expenditures ...............................................      (8,434)            (12,043)            (15,711)
    Power plant acquisition costs ......................................    (215,081)            (22,527)               --
    New project development costs ......................................     (12,345)             (3,749)               --
    Other, net .........................................................       1,893                (667)                 43
                                                                           ---------           ---------           ---------
          Net cash used in investing activities ........................    (195,272)            (49,664)            (29,322)
                                                                           ---------           ---------           ---------
Cash Flows From Financing Activities
    Borrowing from banks ...............................................     140,000                --                  --
    Proceeds from the issuance of common stock .........................        --                   691                --
    Repayment of loans payable .........................................     (10,081)             (9,501)             (5,669)
    Commercial paper discounts and prepaid interest ....................         359               1,353                --
    Other, net .........................................................        (335)                841                (181)
          Net cash provided by (used) in financing
            activities .................................................     129,943              (6,616)             (5,850)
                                                                           ---------           ---------           ---------
    Net (decrease) in cash .............................................      15,911             (10,595)             10,436
    Cash at beginning of year ..........................................       2,106              12,701               2,265
                                                                           ---------           ---------           ---------
    Cash at end of year ................................................   $  18,017           $   2,106           $  12,701
                                                                           =========           =========           =========


        The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars and shares in thousands, except per share amount)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         Basis of Consolidation. The consolidated financial statements present the assets, liabilities, revenues, costs and expenses of Magma Power Company (the "Company") and its 100% owned subsidiaries and partnerships, Imperial Magma, Vulcan Power Company ("Vulcan"), Magma Operating Company ("MOC"), Desert Valley Company ("Desert Valley"), Fish Lake Power Company ("FLPC"), Magma Land I ("MLI"), Salton Sea Power Company, Salton Sea Brine Processing, L.P., Salton Sea Power Generation, L.P., Peak Power Corporation ("Peak Power") and its pro-rata 50% share of the accounts of Del Ranch, L.P., Elmore, L.P., Leathers, L.P., Vulcan/BN Geothermal Power Company and Magma/GEO '83 Joint Venture.

         All significant intercompany transactions and accounts have been eliminated.

         Revenue Recognition. Sales of electricity represents Magma's pro-rata 50% share of the revenue accrued by Del Ranch, L.P., Elmore, L.P., Leathers, L.P., and Vulcan/BN Geothermal Power Company (the "Partnerships") and its 100% owned interest in Salton Sea Power Generation, L.P., from sales to Southern California Edison Company ("SCE"). SCE is a subsidiary of SCEcorp. SCEcorp is the parent corporation of Mission Energy Company which, through its subsidiaries, owns 50% of the Partnerships. Royalties, management service fees and rental income contractually payable to Magma by the Partnerships are recorded on an accrual basis, net of Magma's pro-rata 50% share of the corresponding partnership expense. Royalties earned from providing geothermal resources to power plants operated by other geothermal power producers are recorded on an accrual basis.

         Property, Plant and Equipment. Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. Exploration and development costs are carried at cost less accumulated amortization. Such capitalized costs include all costs of acquiring geothermal leases, recurring lease rents, geological and geophysical studies and drilling and equipping wells. These costs are not amortized until they can be directly associated with energy production. Exploration and development costs associated with abandoned wells and properties are amortized over the estimated remaining life of the resource.

         Depreciation and amortization are computed using the straight-line method over the asset's useful life.

         Useful lives are as follows:

               Plant, plant equipment and buildings   20 years
               Office furniture and equipment .....   5-10 years
               Maintenance and other equipment ....   7-10 years
               Exploration and development costs ..   20 years*

- ------------------------------------


               * Life of related plant facility.

         When property, plant and equipment is sold or abandoned, the cost and related accumulated depreciation/amortization are removed from the accounts and the resulting gain or loss is recognized currently.

     Deferred Well Rework Costs. Magma defers all rework costs and amortizes them over the estimated period between reworks. Production wells are amortized using a units of production method while injection wells are amortized on a straight-line basis over 18 months. Deferred well rework costs of $5,181,000 in 1993 and $3,010,000 in 1992 are included in prepaid expenses and other current assets.

         Power Purchase Contracts. Power purchase contracts are carried at cost less accumulated amortization. Contract costs are amortized on a straight-line basis over the shorter of the remaining contract life or 20 years. The amortization begins at the date of acquisition, for contracts in service, or the date of firm operations. Amortization expense amounted to $858,000 in 1993 and $25,000 in 1992 and 1991.

         Goodwill. In a merger which was effective March 11, 1988, Magma Power Company became successor in interest to all of the assets and obligations of Magma Energy. The excess of the value of stock issued over the fair market value of the assets acquired was recorded as goodwill and is being amortized on the straight-line method over a period of thirty years. Amortization expense amounted to $365,000 in 1993, 1992 and 1991.

         Marketable Securities, Interest-Bearing Deposits and Other Investments. Marketable securities and interest-bearing deposits are classified as "available-for-sale" and are carried at their fair value. Realized gains and losses are determined using the specific identification method and are included in other income. Gross unrealized holding gains or losses are excluded from earnings and reported, net of related tax effect, as a separate component of Shareholders' Equity. Other investments are carried at cost which approximates market value.

     Retirement Plans. Magma maintains two defined contribution plans covering all eligible employees. Contributions to the plans are funded annually.

         Income per Common Share. The calculation of primary earnings per common share is based on the weighted average number of outstanding common shares. In computing primary earnings per common share, adjustment has been made for common shares issuable for warrants and shares under option. Fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the end of the reporting period.

         Consolidated Statement of Cash Flows. For purposes of the Statements of Cash Flows, Magma considers bank and money market deposits as cash. Partnership cash and marketable securities are not considered cash equivalents as these assets are segregated for exclusive use of the Partnerships and restrictions in the Partnership Secured Credit Agreements place limits on distributions of partnership cash to the partners.

         Interest  paid was  $8,407,000  in  1993,  $5,514,000  during  1992 and
$8,153,000 during 1991.

     Reclassification. Magma has reclassified the presentation of certain prior year information to conform with the current presentation format.

2.       GEOTHERMAL POWER PARTNERSHIPS

         The Vulcan partnership was formed in 1985 with equal ownership between Vulcan Power Company, a 100% owned subsidiary of Magma Power Company and BN Geothermal, Inc., a wholly owned subsidiary of Mission Energy Company.

         Similarly, the Del Ranch, Elmore and Leathers partnerships were formed in 1988 with equal ownership between Magma Power Company and Mission Energy Company.

     In March 1993 Magma formed Salton Sea Brine Processing L.P. to hold the well field and brine processing equipment acquired from Union Oil Company of California ("Unocal"). Ownership of Salton Sea Brine Processing,

     L.P. is 99% Salton Sea Power Company and 1% Magma Power Company. Magma also formed Salton Sea Power Generation L.P. to hold the power generating assets acquired from Desert Power Company and Earth Energy Inc., both wholly owned subsidiaries of Unocal. Ownership of Salton Sea Power Generation, L.P. is 99% Salton Sea Brine Processing, L.P. and 1% Magma Power Company.

3.       MARKETABLE SECURITIES AND OTHER INVESTMENTS

         Effective December 31, 1993, Magma adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). As of December 31, 1993 all debt and equity securities have been classified as available-for-sale and are carried at fair value. Gross unrealized holding gains of $836,000 were recorded, net of tax effect, as of December 31, 1993.

         As  of  December  31,  marketable   securities  and  other  investments
consisted of the following:



                                                                 Marketable
                                                                 Securities                                    Maturities
                                                                 (maturing                                         of
                                                                   within                   Other                 Other
                                                                  one year)              Investments           Investments
                                                               -------------             -----------           -----------

1993
Debt and equity securities
    Commercial paper..............................                $ 4,986                 $   --
    Auction rate preferred stock..................                 23,100
    U.S. treasuries and agencies..................                  4,000                  12,986               2-5 years
    U.S. treasuries and agencies..................                                          5,084              6-10 years
    Corporate medium-term notes...................                                          7,093               2-5 years
    Corporate medium-term notes...................                                          4,139              6-10 years
    Municipal tax exempts.........................                                          3,000               2-5 years
Other investments
    Low income housing limited partnerships.......                                          8,333
    Other.........................................                                          7,007
                                                               -------------             -----------
                   Total..........................                $32,086                 $47,642
                                                               =============             ===========

1992
Auction rate preferred stock......................                $33,000                 $   --
U.S. treasuries and agencies......................                                         17,572
Corporate medium-term notes.......................                  4,501                  43,409
Low income housing limited partnerships...........                                          8,202
Municipal tax exempts.............................                                          3,000
Other.............................................                                          7,286
                                                               -------------             -----------
                    Total.........................                $37,501                 $79,469
                                                               =============             ===========


      In 1992, marketable securities and other investments are carried at cost, which approximates market value.

4.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31 consisted of the following (dollars in thousands):

                                                          1993            1992
                                                        --------        --------
Plant and equipment ............................        $297,013        $138,361
Maintenance equipment ..........................           8,914           6,069
Buildings ......................................           5,631           2,364
Office furniture and equipment .................           3,390           2,047
Other equipment ................................           3,433           2,013
                                                        --------        --------
                                                         318,381         150,854
Less accumulated depreciation ..................          53,166          36,932
                                                        --------        --------

Property, plant and equipment, net .............        $265,215        $113,922
                                                        ========        ========

5.       ACQUISITION AND NEW PROJECT COSTS

         On December 15, 1992, Magma signed a definitive agreement with Unocal to purchase all of Unocal's geothermal interests in the Imperial Valley of California including three operating geothermal power plants (the "Salton Sea Plants") and 40,600 acres of geothermal leases, its Long Valley geothermal leases, consisting of approximately 12,000 acres near Mammoth, California and its 58,300 acres of geothermal leases in Nevada. On March 31, 1993 Magma consummated its acquisition of the Imperial Valley geothermal interest. Total cost includes (i) payments to Unocal consisting of the purchase price of $224 million, working capital of $7.3 million and an interest charge of $3.5 million and (ii) advisory fees and transaction costs totaling $3.4 million and a provision for $10 million of capital improvements. The total cost of the acquisition is allocated as follows:

Land .......................................................            $    388
Property, plant and equipment ..............................             164,366
Exploration and development costs ..........................              53,676
Power purchase contracts ...................................              22,217
Transmission line credits ..................................               6,254
Other ......................................................               1,278
                                                                        --------
                  Total ....................................            $248,179
                                                                        ========

         In addition to the initial acquisition price, Magma will make payments to Unocal contingent on future development of new power generating capacity. The Salton Sea Plants consist of a 10 MW unit, which started firm operation in 1982, a 20 MW unit, which started firm operation in 1990 and a 50 MW unit, which started firm operation in 1989. All three plants deliver electricity to Southern California Edison Company under 30 year power purchase contracts. The contract for the 10 MW unit is a negotiated contract while the contracts for the 20 MW and 50 MW units are ISO4's with levelized energy payments.

         On March 11, 1992 Magma acquired a 30 year modified ISO4 contract to supply SCE with 16 MWs of geothermal power from Fish Lake, Nevada. Magma is currently engaged in exploratory and well field development activities, which are preparatory to constructing a power plant.

         Acquisition and new project costs as of December 31, 1993 and 1992 were as follows (dollars in thousands):

                                                               1993        1992
                                                             -------     -------
Deposit paid Unocal toward asset acquisition price .....        --       $22,400
Other Unocal asset acquisition costs ...................        --           127
Fish Lake development costs ............................      13,721       3,764
                                                             -------     -------
                    Total ..............................     $13,721     $26,291
                                                             =======     =======

6.       ACCRUED AND OTHER CURRENT LIABILITIES

         Accrued and other current liabilities at December 31 consisted of the following (dollars in thousands):

                                                          1993             1992
                                                         ------           ------
Payroll ......................................           $1,187           $1,554
Interest .....................................            1,602              883
Other ........................................              674            1,337
                                                         ------           ------
                    Total ....................           $3,463           $3,774
                                                         ======           ======



7.       LOANS PAYABLE

         At December 31, loans payable consisted of the following (dollars in thousands):

                                                              1993        1992
                                                           --------     --------
Pro-rata portion of partnership non-recourse debt ....     $ 75,149     $ 84,177
Bridge loan ..........................................      140,000         --
Other loans ..........................................       10,859       11,949
                                                           --------     --------
                                                            226,008       96,126
Less amounts due within one year .....................       36,799       10,292
                                                           --------     --------
Loans payable due after one year .....................     $189,209     $ 85,834
                                                           ========     ========


         Loans payable at December 31, 1993 and 1992 included Magma's pro-rata share of the debt of the Del Ranch, Elmore, and Leathers partnerships and is non-recourse to Magma Power Company and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships. A Secured Credit Agreement with a group of international banks, with Morgan Guaranty Trust Company ("Morgan") as the agent bank provides for direct bank loans at specified premiums over a choice of either the bank's prime rate, the London Interbank Offered Rate ("LIBOR") or the CD Base rate. As an alternative, each partnership may elect to issue commercial paper and medium-term notes supported by letters of credit issued by Fuji Bank, Limited, which are secured, in turn, by the project debt facility with Magma.

         The partnerships had no direct bank borrowings at December 31, 1993 and 1992. The weighted average interest rate of the commercial paper and medium-term notes outstanding at December 31, was 5.5% in 1993 and 6.2% in 1992. During 1993 and 1992 Magma's pro-rata share of the partnership weighted average borrowings was $77,616,000 and $85,926,000, with a weighted average interest rate of 5.6% and 6.7% for the corresponding periods.

         The loans of each partnership are reduced by 25 semi-annual principal payments in March and September of each year. The last principal payment is scheduled for September 15, 2001 for the Del Ranch and Elmore loans and September 15, 2002 for the Leathers loan.

         On March 19, 1993 Magma entered into a one-year $140,000,000 term loan ("Bridge Loan") with a group of commercial banks. Proceeds of the loan were used to finance the acquisition of the Imperial Valley geothermal interests. Interest on the loan accrues at LIBOR plus .675%.

         On February 28, 1994 Magma replaced the Bridge Loan with a $130,000,000 non-recourse project level debt which is collateralized by substantially all of the assets of the newly acquired Salton Sea Plants. A secured credit agreement with a group of international banks, with Credit Suisse as the agent bank, provides for direct loans at LIBOR plus 1.25%.

         The loans are reduced by 12 semi-annual principal payments in March and September of each year. The last principal payment is scheduled for March 15, 2000.

         Other loans consist of a 10-year $4,000,000 tax exempt debt financing guaranteed by Magma Power Company on behalf of Desert Valley, and installment obligations representing scheduled capital contributions for investments in low income housing limited partnerships. The tax exempt bonds issued in October, 1990 have a coupon interest rate of 7.625% and a sinking fund requirement in the seventh through tenth years. The installment obligations are non-interest bearing and are payable through the year 2000 in varying amounts totalling $6,467,000.

         Magma's pro rata portion of annual maturities of loans payable for the five years beginning January 1, 1994 are as follows (dollars in thousands):

                                                                       Pro Rata
                                                Salton Sea            Portion of
                                                  Plants            Partnership Debt           Other                 Total
                                               ------------         ----------------          -------               -------
1994 .......................................     $ 25,692               $ 9,724               $ 1,383              $ 36,799
1995 .......................................       25,072                10,718                 1,388                37,178
1996 .......................................       24,846                12,830                 1,393                39,069
1997 .......................................       26,108                13,348                 2,211                41,667
1998 .......................................       25,552                13,348                 2,061                40,961
Thereafter .................................       12,730                15,181                 2,423                30,334
                                                 ----------         ----------------          -------              --------
                    Total...................     $140,000               $75,149               $10,859              $226,008
                                                 ==========         =================         =======              ========

         In addition, Magma Power Company has an unused and available $25,000,000 line of credit with Morgan and since February 28, 1994, a $5,000,000 working line of credit with two of the banks participating in the Bridge Loan replacement.

8.       SHAREHOLDERS' EQUITY

         In 1987 and 1993, Magma entered into technical, engineering and management agreements with The Dow Chemical Company ("Dow"), a significant shareholder of Magma Power Company. Magma agreed to pay for those services either with shares of Magma Power Company common stock valued at the then market price or cash. Dow services totalling $575,000 in 1993, $799,000 in 1992 and $1,222,000 in 1991 were charged to the partnership and paid in cash.

         The 1987 Agreement granted Dow an option for 2,000,000 shares of Magma Power Company common stock at option prices that started at $17.00 per share, a negotiated price that exceeded the then current market price, and which escalated over a four year period commencing one year after operation of the Hoch (formerly Del Ranch) plant to a maximum exercise price of $21.00 in 1993. On October 12, 1993 Magma purchased the option by issuing 857,143 newly issued and unregistered shares. The number of shares issued was based on the difference between the exercise price of $21.00 per share and the market price on October 12, 1993 discounted $1.00 to $37.50. Shareholders' equity has been increased by $13,581,000 representing the tax effect of the shares purchased.

Reserved common stock at December 31 is as follows:

                                                          1993           1992
                                                       ---------       ---------
Dow options ....................................            --         2,000,000
Stock Option Plan ..............................         655,331         796,390
Deferred Stock and Incentive Awards ............          19,925          10,800
                                                       ---------       ---------
                    Total ......................         675,256       2,807,190
                                                       =========       =========

9.       INCENTIVE STOCK OPTION PLAN

                  On September 25, 1987, the shareholders of Magma approved the Magma Power Company Stock Option Plan of 1987 (the "Plan"). Under the Plan, options to purchase an aggregate of 1,000,000 shares of common stock, $0.10 par value, of Magma may be granted to salaried employees and consultants of Magma and its subsidiaries, as selected by the Board of Directors or its compensation committee (the "Committee"). The number of shares available under the Plan is subject to adjustment in certain circumstances, including reorganizations, recapitalizations, stock splits, reverse stock splits, and stock dividends.

         The option price granted under the Plan will be established by the Board of Directors or the Committee, when the option is granted. Such price may not be less than 90% of the fair market value of the stock on the date the option is granted. The options have a term of ten years and will become exercisable in accordance with a vesting schedule starting one year from the date of the grant.

         Options outstanding have been granted to officers and employees to purchase common stock at prices ranging from $9.25 to $32.50 per share. Option transactions for the years ended December 31 are as follows:

                                                             1993         1992
                                                          --------     --------
Options outstanding, beginning of year ...............     475,034      302,561
Options granted ......................................      92,175      220,300
Options exercised (Exercise price $9.25 to $32.50) ...    (141,059)     (47,827)
                                                          --------     --------

Options outstanding, end of year of which 215,849
  were exercisable at December 31, 1993 ..............     426,150      475,034
                                                          ========     ========

         At December 31, 1993 and 1992, respectively, 229,181 and 321,356 shares of common stock were available for future option grants.

10.      Provision for Income Taxes

         Magma provides for taxes on income in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The cumulative effect of the adoption of SFAS 109 as of January 1, 1992 increased net income by $17,833,000 or $.77 per share, and is reported separately in the consolidated statement of operations. Financial statements for 1991 were not restated to reflect SFAS 109.

         The provision consisted of the following (dollars in thousands):

                                            Current      Deferred         Total
                                            -------      --------        -------
1993
Federal .............................       $10,787       $ 6,861        $17,648
State ...............................         3,913         1,217          5,130
                                            -------       -------        -------

                    Total ...........       $14,700       $ 8,078        $22,778
                                            =======       =======        =======

1992
Federal .............................       $ 4,972       $ 4,783        $ 9,755
State ...............................         1,908         1,646          3,554
                                            -------       -------        -------

                    Total ...........       $ 6,880       $ 6,429        $13,309
                                            =======       =======        =======

1991
Federal .............................       $ 6,082       $(2,514)       $ 3,568
State ...............................         2,633         1,062          3,695
                                            -------       -------        -------
                    Total ...........       $ 8,715       $(1,452)       $ 7,263
                                            =======       =======        =======

         Amounts paid to federal and state authorities for income tax purposes amounted to $7,707,000 in 1993, $7,244,000 in 1992 and $7,665,000 in 1991.

         Deferred tax liabilities and assets for 1993 and 1992 as calculated in accordance with SFAS 109 consists of the following (dollars in thousands):

                                                            1993           1992
                                                          -------        -------
Deferred Liabilities:
         Depreciation ............................        $17,727        $13,953
         Intangible drilling costs ...............         22,832         18,724
         Other ...................................            270          1,872
                                                          -------        -------

Gross deferred tax liabilities ...................         40,829         34,549
                                                          -------        -------
Deferred Assets:
         Tax credits .............................         26,318         23,075
         Other ...................................          3,124          3,124
                                                          -------        -------
Total deferred tax assets ........................         29,442         26,199
                                                          -------        -------
Net deferred tax liability .......................        $11,387        $ 8,350
                                                          =======        =======

         Magma realized a tax benefit of $13,581,000 from the purchase of Dow's option to acquire Magma Power Company common stock. This benefit resulted in a decrease in current income taxes payable of $8,880,000, an increase in deferred tax liabilities of $93,000 and an increase in deferred tax assets of $4,794,000.

         The deferred portion of the provision for income taxes for 1991 as calculated in accordance with Accounting Principles Board Statement No. 11,
"Accounting  for  Income  Taxes,"   consisted  of  the  following   (dollars  in
thousands):

                                                                           1991
                                                                       --------
Depreciation .....................................................     $   1,195
Intangible drilling costs ........................................          (71)
Difference between regular and alternative minimum tax ...........       (2,463)
Other ............................................................         (113)
                                                                       ---------
                                                                       $ (1,452)
                                                                       =========

         Major differences between the statutory rate and the effective rate for the years ended December 31 consisted of the following (dollars in thousands):

                                                                        1993                  1992                  1991
                                                                      --------              --------              --------
Taxes at federal statutory rate (35% in
  1993 and 34% for 1992 and 1991) ................................    $ 26,220              $ 16,887              $ 14,009
State taxes ......................................................       3,592                 2,242                 2,417
Amortization of goodwill .........................................         127                   123                   123
Percentage depletion .............................................      (2,692)               (1,321)               (1,292)
Investment tax credit ............................................        (520)                 --                  (6,956)
Lease investments ................................................      (4,268)               (2,887)                 --
Capital gains ....................................................        --                  (1,815)                 (585)
Other ............................................................         319                    80                  (453)
                                                                      --------              --------              --------
         Provision for income taxes ..............................    $ 22,778              $ 13,309              $  7,263
                                                                      ========              ========              ========
Effective tax rate................................................       30.4%                 26.8%                 17.6%
                                                                      ========              ========              ========

11.      COMMITMENTS AND CONTINGENCIES

         Magma and its subsidiary, Desert Valley Company, have issued irrevocable letters of credit totalling $300,000 and $6,759,000, respectively, which guarantee repayment of tax-exempt bond financing, contingent environmental liabilities and obligations for site clean-up upon cessation of operations.


12. QUARTERLY STATISTICS (Unaudited) (dollars in thousands, except per share data)

                                                       First            Second          Third           Fourth             Year
                                                      -------          -------         -------         -------           --------
1993
Total revenues................................        $22,458          $45,008         $57,315         $42,357           $167,138
Income from operations........................          7,826           19,348          30,783          16,956             74,913
Net income....................................          5,477           13,539          20,453          12,666             52,135
Income per common share:
         Assuming no dilution.................         $  .23          $   .56         $   .85         $   .53            $  2.17
         Assuming full dilution...............            .23              .56             .85             .53               2.17

1992
Total revenues................................        $21,545          $24,174         $31,580         $31,667           $108,966
Income from operations........................          7,424            9,312          16,344          16,587             49,667
Income before cumulative effect
  of accounting change(b).....................          5,434            6,816          11,966          12,142             36,358
Net income....................................         23,267(a)         6,816          11,966          12,142             54,191
Income per common share:
         Assuming no dilution.................        $  1.01(a)       $   .30         $   .52         $   .53            $  2.36
         Assuming full dilution...............           1.01(a)           .30             .52             .51               2.27


- ---------------
(a) First quarter results were restated to include the cumulative effect of change in accounting for income taxes as of January 1, 1992 of $17,833,000 or $0.77 per common share assuming no dilution and $0.75 per common share assuming full dilution due to Magma's adoption of SFAS 109.

(b)      Quarterly results have been restated to reflect adoption of SFAS 109.

FINANCIAL STATEMENTS FOR PERIOD ENDING
SEPTEMBER 30, 1994

         The consolidated balance sheets of Magma and its subsidiaries as of September 30, 1994 and December 31, 1993, the consolidated statements of operations for the nine months ended September 30, 1994 and 1993, and cash flows for the nine months ended September 30, 1994 and 1993, and the notes thereto, are set forth below.

         The unaudited interim financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results of the periods covered.

                     CONSOLIDATED BALANCE SHEETS
                        (Dollars in thousands)

                                                       September 30, December 31,
                                                           1994          1993
                                                           ----          ----
                                                        (Unaudited)
Assets
  Current Assets
     Cash................................................     $5,111  $18,017
     Marketable securities...............................     43,609   32,086
     Partnership cash and marketable securities..........     25,478   22,919
     Accounts receivable:
      Trade..............................................     34,192   18,199
      Other..............................................     20,012   14,073
     Prepaid expenses and other assets...................     10,423   11,922
                                                            -------- --------
                  Total Current Assets...................    138,825  117,216
                                                            -------- --------
  Land...................................................      6,361    6,225
  Property plant and equipment, net of
     accumulated depreciation of $64,828 and
     $53,166, respectively...............................    256,561  265,215
  Exploration and development costs, net of
     accumulated amortization of $18,490 and
     $13,682, respectively...............................    104,271  107,069
  Acquisition and new project costs......................     28,367   13,721
  Other investments......................................     41,245   47,642
  Power purchase contracts, net of accumulated
     amortization of $1,818 and $946,
     respectively........................................     21,313   22,185
  Other assets and deferred charges......................     24,480   22,762
  Goodwill, net of accumulated amortization of
     $2,419 and $2,122, respectively.....................      8,999    9,276
                                                            -------- --------
                          Total..........................   $630,422 $611,311

                                       19

                             (Dollars in thousands)

                                                      September 30, December 31,
                                                         1994          1993
                                                         ----          ----
                                                      (Unaudited)
Liabilities and Shareholders' Equity
  Current Liabilities
     Trade accounts payable..........................   $7,832        $7,235
     Accrued and other liabilities...................    3,605         3,463
     Current portion of loans payable................   37,010        36,799
                                                        ------        ------

                  Total Current Liabilities..........   48,447        47,497
                                                        ------        ------

  Loans payable......................................  151,959       189,209
  Deferred income taxes..............................   22,376        11,387
  Other long-term liabilities........................   12,354        11,300
                                                        ------        ------

                  Total Non-Current Liabilities......  186,689       211,896
                                                       -------       -------
  Shareholders' Equity
     Preferred stock, $.10 par value,
     1,000,000 shares authorized,
     none issued and outstanding.....................      --            --
  Common stock, $.10 par value, 30,000,000 shares
     authorized, issued and outstanding
     24,042,915 and 23,989,763 shares, respectively..    2,401         2,399
  Additional paid-in capital.........................  142,765       144,996
  Unrealized gains (losses) from marketable
     securities......................................    (677)           583
  Retained earnings..................................  250,797       203,940
                                                       -------       -------
                Total Shareholders' Equity...........  395,286       351,918
                                                       -------       -------
                  Total.............................. $630,422      $611,311
                                                      ========      ========

        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands except per share amounts)
                                  (Unaudited)

                                                                        For the Three Months             For the Nine Months
                                                                               Ended                            Ended
                                                                            September 30,                   September 30,
                                                                            -------------                   -------------
                                                                         1994            1993           1994            1993
                                                                         ----            ----           ----            ----
Revenues
    Sales of electricity ...........................................   $ 50,592        $ 49,674        $124,086        $103,319
    Royalties ......................................................      5,628           5,569          15,062          14,885
    Interest and other income ......................................      1,400             906           3,866           3,635
    Management services ............................................      1,263           1,166           3,090           2,942
                                                                       --------        --------        --------        --------
                     Total..........................................     58,883          57,315         146,104         124,781
                                                                       --------        --------        --------        --------
Costs and Expenses
    Plant operating costs ..........................................     12,723          14,404          41,208          36,622
    Depreciation and amortization ..................................      5,875           6,374          17,737          15,449
    Other non-plant costs ..........................................        115             118             380             401
    General and administrative .....................................      3,730           2,912           9,602           7,471
    Interest incurred ..............................................      3,301           2,724           9,262           6,881
                                                                       --------        --------        --------        --------
                                                                         25,744          26,532          78,189          66,824
                                                                       --------        --------        --------        --------
    Income from operations .........................................     33,139          30,783          67,915          57,957
    Provision for income taxes .....................................     10,290          10,330          21,072          18,488
                                                                       --------        --------        --------        --------
    Net income .....................................................   $ 22,849        $ 20,453        $ 46,843        $ 39,469
                                                                       ========        ========        ========        ========
Income per Common Share
    Assuming no dilution ...........................................   $   0.95        $   0.85        $   1.95        $   1.64
                                                                       ========        ========        ========        ========
Average Common Shares Outstanding
    Assuming no dilution ...........................................     24,029          24,096          24,017          24,037
                                                                         ======         ======           ======          ======


        The accompanying notes are an integral part of these statements.

             CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Increase (Decrease) in Cash
                     (dollars in thousands)
                           (Unaudited)

                                                      For the Nine Months
                                                      Ended September 30,
                                                       ------------------
                                                        1994       1993
                                                        ----       ----
Cash Flows From Operating Activities
 Net income. . . . . . . . . . . . . .               $  46,843 $   39,469
                                                     --------- ----------
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization. . . .                  17,737     15,449
  Transmission credits realized. . . .                   2,209      1,803
  Other, net . . . . . . . . . . . . .                   1,848       (809)
Changes in components of working capital:
  Accounts receivable. . . . . . . . .                (21,931)    (25,326)
  Partnership cash and marketable securities           (2,559)      6,373
  Prepaid expenses and other assets. .                      87     (2,246)
  Accounts payable and accrued liabilities               4,776      6,688
  Accrued interest payable . . . . . .                 (1,102)        167
  Income taxes payable . . . . . . . .                 (2,934)      8,646
  Deferred taxes from operations . . .                  12,645      2,920
                                                     --------- ----------
 Total adjustments . . . . . . . . . .                  10,776     13,665
                                                     --------- ----------
 Net cash provided by operating activities              57,619     53,134
                                                     --------- ----------
Cash Flows From Investing Activities
 Proceeds from the sale of investments                 205,686    195,545
 Purchase of investments . . . . . . .                (216,060)  (148,655)
 Capital expenditures. . . . . . . . .                  (8,854)    (5,718)
 Power plant acquisition costs . . . .                      -    (215,718)
 New project development costs . . . .                 (11,909)   (11,932)
 Other, net. . . . . . . . . . . . . .                  (1,198)     1,166
                                                     --------- ----------
 Net cash used in investing activities                 (32,335)  (185,312)
                                                     --------- ----------
Cash Flows From Financing Activities
 Repayment of loans payable. . . . . .                (166,101)   (10,070)
 Borrowing from banks. . . . . . . . .                 130,000    140,000
 Loan fees . . . . . . . . . . . . . .                  (3,225)        -
 Proceeds from the issuance of common stock                816      2,519
 Other, net. . . . . . . . . . . . . .                     320       (278)
                                                     --------- ----------
 Net cash provided (used) by financing activities      (38,190)   132,171
                                                     --------- ----------
 Net increase (decrease) in cash . . .                 (12,906)        (7)
 Cash at beginning of period . . . . .                  18,017      2,106
                                                     --------- ----------
 Cash at end of period . . . . . . . .              $    5,111  $   2,099
                                                    ==========  =========

    The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Unaudited)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation - The consolidated financial statements present the assets, liabilities, revenues, costs and expenses of Magma, its 100%-owned subsidiaries and its proportionate share of partnerships in which Magma has invested.

     All significant intercompany transactions and accounts have been eliminated.

2.   LOANS PAYABLE

     Loans payable consisted of the following (dollars in thousands):

                                        September 30, December 31,
                                            1994          1993
                                            ----          ----
Pro-rata share of partnership
 non-recourse debt . . . . . . . . . .   $ 65,157       $75,149
Bridge loan. . . . . . . . . . . . . .          -       140,000
Salton Sea debt. . . . . . . . . . . .    114,308             -
Other loans. . . . . . . . . . . . . .      9,504        10,859
                                         --------      --------
                                          188,969       226,008

Less amounts due within one year . . .     37,010        36,799
                                         --------      --------
Loans payable due after one year . . .   $151,959     $ 189,209
                                         ========      ========

     Loans payable at September 30, 1994 and December 31, 1993 included Magma's pro-rata share of the debt of the Del Ranch, L.P., Elmore, L.P., and Leathers, L.P. partnerships. The partnership loans are non-recourse to Magma and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships.

     On March 19, 1993, Magma entered into a $140 million unsecured one-year term loan ("Bridge Loan") with a group of commercial banks. Proceeds from the loan were used to finance the acquisition of the Salton Sea Plants from Unocal. On February 28, 1994, Magma replaced the Bridge Loan with a $130,000,000 non-recourse project level loan which is collateralized by substantially all of the assets and power purchase contracts of the newly acquired Salton Sea Plants. Under the secured credit agreement for this loan, a group of international banks loaned to Salton Sea Power Generating, L.P. and Salton Sea Brine Processing, L.P. (the "Salton Sea Partnerships"), which own the Salton Sea Plants, $130,000,000 in the form of a six (6) year loan at interest rates of 1.25% over LIBOR, secured by substantially all of the assets of the Salton Sea Partnerships. Restrictions in the secured credit agreement place limits on distribution of cash from the Salton Sea Plants to Magma.


3.   DEFERRED INCOME TAXES

     Deferred income taxes as of September 30, 1994 and December 31, 1993 represent estimated income taxes payable in the future years as determined in accordance with SFAS 109 "Accounting for Income Taxes."

4.   NET INCOME PER COMMON SHARE

     The calculation of primary earnings per common share is based on the weighted average number of outstanding common shares. In computing primary earnings per common share, adjustment has been made for common shares issuable for shares under option.

             IMPERIAL VALLEY GEOTHERMAL INTERESTS
            (ACQUIRED BY MAGMA) FINANCIAL STATEMENTS


              Report of Independent Accountants






To the Board of Directors of
  Magma Power Company:


We have audited the accompanying Statement of Net Assets Acquired as of March 31, 1993 and Historical Summaries of Gross Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 1992 (collectively, the "Statements") of the Imperial Valley Geothermal Interests (acquired by Magma Power Company from Union Oil Company of California ["Unocal"]). The Statement of Net Assets Acquired is the responsibility of Magma Power Company's management. The Historical Summaries of Gross Revenues and Direct Operating Expenses are the responsibility of Unocal's management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statements were prepared for inclusion in the Form 8-K of Magma Power Company on the basis of presentation as described in Note 1, and are not intended to be a complete presentation of the Imperial Valley Geothermal Interests' assets, liabilities, revenues and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the net assets acquired as of March 31, 1993 and the gross revenues and direct operating expenses for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests on the basis of presentation as described in Note 1, in conformity with generally accepted accounting principles.




/s/ Coopers & Lybrand



San Diego, California
May 6, 1993

             IMPERIAL VALLEY GEOTHERMAL INTERESTS
                (Acquired by Magma Power Company)

                STATEMENT OF NET ASSETS ACQUIRED
                         March 31, 1993
                         (In Thousands)





Prepaid expenses . . . . . . . . . . . . . . . .    $  1,629
Land . . . . . . . . . . . . . . . . . . . . . .         388
Property, plant and equipment. . . . . . . . . .     178,050
Exploration and development costs. . . . . . . .      39,378
Power purchase agreements. . . . . . . . . . . .      22,217
Royalty - free use of technology . . . . . . . .         900
Transmission line credits. . . . . . . . . . . .       5,003
                                                    --------
          Net assets acquired                       $247,565
                                                    ========





         The accompanying notes are an integral part of
                        these statements.

              IMPERIAL VALLEY GEOTHERMAL INTERESTS
                (Acquired by Magma Power Company)

           HISTORICAL SUMMARIES OF GROSS REVENUES AND
                    DIRECT OPERATING EXPENSES
                         (In Thousands)





                                          Year Ended December 31
                                    ------------------------------------
                                    1990           1991            1992
                                    ----           ----            ----
Gross Revenues:
  Sales of electricity. . . . . . $62,997        $73,442          $72,271
  Other revenue. . . . . . . . .       22             20                -
                                  -------        -------          --------
     Total gross revenues. . . .   63,019         73,462           72,271
                                  -------        -------          --------

Direct operating expenses:
  Plant operating costs. . . . .   20,815         23,126           21,693
  District office charges. . . .    4,123          4,389            3,868
  Exploration operations. . . .       901            985              975
  Rentals in lieu of drilling .     1,115          1,036              661
                                  -------        -------          --------
                                   26,954         29,536           27,197
                                  -------        -------          --------
Excess of gross revenues over
  direct operating expenses. .    $36,065        $43,926          $45,074
                                  =======        =======          =======





         The accompanying notes are an integral part of
                        these statements.

               IMPERIAL VALLEY GEOTHERMAL INTERESTS
                (Acquired by Magma Power Company)

        NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
           HISTORICAL SUMMARIES OF GROSS REVENUES AND
                    DIRECT OPERATING EXPENSES
                         (In Thousands)




1.   Basis of Presentation:

  On March 31, 1993 ("Acquisition Date"), Magma Power Company ("Magma") acquired certain geothermal and other related assets located in the Imperial Valley of California (the "Imperial Valley GeothermalInterests") from Union Oil Company of California ("Unocal"). Magma has accounted for the acquisition under the purchase method, and, accordingly, the purchase price allocation in the accompanying Statement of Net Assets Acquired is based on the estimated fair values of the assets purchased as of the Acquisition Date. Such allocation has been based on certain estimates which may be revised at a later date. The Statement of Net Assets Acquired is not intended to be a complete presentation of the assets and liabilities of the Imperial Valley Geothermal Interests.

  The consideration to Unocal and related liabilities assumed in determining Magma's total cost of acquisition includes $224,000,000 consisting of $22,400,000 paid on December 31, 1992 ("Initiation Date" of the transaction) and a $201,600,000 note payable due to Unocal on March 31, 1993 for geothermal and other related assets; certain current assets and liabilities assumed by Magma as of the Initiation Date ("Adjusted Assets"), and an estimate of the net of revenues and certain expenditures ("Adjustment Account") relating to the operations of the Imperial Valley Geothermal Interests from the Initiation Date to the Acquisition Date pursuant to the Sale and Purchase Agreement ("Purchase
Agreement") between Magma and Unocal;   interest cost incurred during the
acquisition period from the Initiation Date to the Acquisition Date paid to Unocal pursuant to the Purchase Agreement; an estimate of acquisition costs; and an estimate of capital expenditures for necessary improvements to the assets. These costs are summarized as follows:

        Acquisition cost of geothermal and
          other related assets ................  $224,000,000
        Adjusted Assets........................     6,686,000
        Estimated Adjustment Account ..........       590,000
        Interest cost during acquisition period     3,489,000
        Estimated acquisition costs............     2,800,000
        Estimated capital improvements.........    10,000,000
                                                 ------------
        Total cost of acquisition .............  $247,565,000
                                                 ============
  Excluded from the Statement of Net Assets Acquired are certain contingent payments of $100,000 perinstalled megawatt and revenue interests of one percent on the gross revenues generated on the first 150 megawatts of new plant capacity should Magma construct new geothermal electrical generating facilities, as defined in the Purchase Agreement.

              IMPERIAL VALLEY GEOTHERMAL INTERESTS
                (Acquired by Magma Power Company)

        NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
           HISTORICAL SUMMARIES OF GROSS REVENUES AND
             DIRECT OPERATING EXPENSES, (Continued)






1.   Basis of Presentation, Continued:

  The accompanying Historical Summaries of Gross Revenues and Direct Operating Expenses ("Historical Summaries") include only the gross revenues and direct operating expenses attributable to the production and sale of geothermal energy from the Imperial Valley Geothermal Interests on Unocal's basis of accounting. Prior to the acquisition, the Imperial Valley Geothermal Interests were included in the consolidated financial statements of Unocal and were not accounted for as a separate entity. Sales of electricity in the accompanying Historical Summaries represent revenue accrued from Unocal's sales to Southern California Edison Company. The Historical Summaries do not include certain significant expenses that were incurred in connection with the operations of the Imperial Valley Geothermal Interests and that were recorded in the Unocal financial statements. Those expenses were either not included because the information was not obtainable as Unocal did not allocate such expenses to individual properties, or the basis of such amounts may be significantly different as operated by Magma. Items excluded are depreciation, depletion and amortization, transmission charges offset by credits from the Imperial Irrigation District, interest expense which may have been incurred for any debt directly orindirectly associated with the assets, allocated income taxes, accounting, legal, marketing and other general and administrative costs. The Historical Summaries also exclude any allocation of the total acquisition costs resulting from the purchase of the Imperial Valley Geothermal Interest by Magma as reflected in the accompanying Statement of Net Assets Acquired.

2.   Related Parties:

  Included in plant operating costs in the accompanying Historical Summaries are certain technical support costs paid to a division of Unocal. Technical support costs do not exceed $1,600,000 in any respective year.

    (b)Pro forma financial information:


      PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA

     The following Pro Forma Unaudited Condensed Combined Balance Sheet as of September 30, 1994 and the Pro Forma Unaudited Condensed Combined Statements of Earnings for the year ended December 31, 1993 and the nine months ended September 30, 1994 combine the historical consolidated balance sheets of the Company and Magma as if the acquisition had been effected on September 30, 1994, and the historical statements of income as if the acquisition had been effected at the beginning of each of the periods presented. The acquisition is recorded under the purchase method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. Under this method of accounting, which is in accordance with generally accepted accounting principles, assets and liabilities of Magma are adjusted to the estimated fair value and combined with the recorded values of the assets and liabilities of the Company. This pro forma combined financial data should be read in conjunction with the financial data appearing in, and are qualified in their entirety by, the consolidated financial statements, including the notes thereto, of the Company and Magma, included in the documents incorporated by reference herein.

     The Company has not completed reviewing Magma's records in order to make its determination of the fair value of Magma's assets and liabilities. The fair value adjustments reflected in the accompanying pro forma condensed combined financial data reflect, among other things, estimates of fair value made by the Company based on market quotations and assumptions it believes to be reasonable. Accordingly, the final pro forma condensed combined amounts may be different from those set forth herein.

     It should be noted, however, that the actual fair values will be determined on the basis of the financial condition of Magma at the time the Magma shares are purchased.

     The pro forma combined financial data are intended for information purposes only and are not intended to present the results that would have actually occurred if the acquisition had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

              PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
                              COMPANY AND MAGMA
                          AS OF SEPTEMBER 30, 1994
                               (In thousands)

                                                                                         Pro Forma            Pro Forma
                                                   The Company            Magma         Adjustments            Combined
                                                    __________            _____         ___________           ________
ASSETS
 Cash and short term investments                    $316,349              $5,111      $(156,978)(5C)            $164,482
 Marketable securities. . . . .                            -              43,609                   -              43,609
 Joint venture cash and short term investments        27,088              25,478                   -              52,566
 Restricted cash and short term investments          127,380                   -                   -             127,380
 Accounts receivable--trade and other                 33,901              54,204                   -              88,105
 Prepaid expenses and other assets                         -              10,423                   -              10,423
 Due from joint ventures. . . .                        1,639                   -                   -               1,639
 Property and plant, net. . . .                      522,268             395,560         340,000(5B)           1,257,828
 Equipment, net . . . . . . . .                        4,699                   -                   -               4,699
 Notes receivable--joint venture                      12,255                   -                   -              12,255
 Other investments. . . . . . .                       11,517              41,245                   -              52,762
 Power purchase contracts . . .                            -              21,313          60,000(5B)              81,313
 Deferred charges and other assets                    29,968              24,480        6,948(5B,5C)              61,396
 Excess of cost over fair value of net
  assets acquired . . . . . . .                            -               8,999         310,632(5B)             319,631
                                                  ----------           ---------        ------------         ----------

  Total Assets. . . . . . . . .                   $1,087,064            $630,422            $560,602          $2,278,088
                                                  ==========           =========        ============         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Accounts payable . . . . . . .                       $1,021              $7,832                  $-              $8,853
 Other accrued liabilities. . .                       23,357               3,605                   -              26,962
 Income taxes payable . . . . .                          587                   -                   -                 587
 Construction loans . . . . . .                       21,079                   -                   -              21,079
 Project loans. . . . . . . . .                      233,080             188,969                   -             422,049
 Senior discount notes. . . . .                      421,375                   -                   -             421,375
 Convertible subordinated debenture                  100,000                   -                   -             100,000
 Deferred income taxes. . . . .                       24,774              22,376         158,000(5B)             205,150
 Other long term liabilities. .                            -              12,354         500,000(5C)             512,354


  Total liabilities . . . . . .                      825,273             235,136             658,000           1,718,409
                                                  ----------           ---------        ------------         ----------

 Deferred income. . . . . . . .                       19,781                   -                   -              19,781
 Redeemable preferred stock . .                       62,350                   -                   -              62,350

STOCKHOLDERS' EQUITY
 Common Stock . . . . . . . . .                        2,407               2,401         (1,405)(5A)               3,403
 Additional paid-in capital . .                      100,000             142,765         94,611 (5A)             337,376
 Unrealized gain from marketable securities                -               (677)            677 (5A)                   -
 Retained earnings. . . . . . .                      136,769             250,797       (250,797)(5A)             136,769
 Treasury stock . . . . . . . .                     (59,516)                   -          59,516(5A)                   -
                                                  ----------           ---------        ------------         ----------
  Total stockholders' equity. .                      179,660             395,286            (97,398)             477,548
                                                  ----------           ---------        ------------         ----------
    Total liabilities and stockholders' equity    $1,087,064            $630,422            $560,602          $2,278,088
                                                  ==========           =========        ============         ==========



The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

          PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF EARNINGS
                              THE COMPANY AND MAGMA
          For the Year Ended December 31, 1993 and the Nine Months
                            Ended September 30, 1994
                      (In thousands, except per share data)



                                 Year Ended December 31, 1993                        Nine Months Ended September 30, 1994
                     ------------------------------------------------------     -------------------------------------------------
                                                   Pro Forma         Pro                                 Pro Forma
                           The                    Adjustment       Forma             The                 Adjustment      Pro Forma
                       Company         Magma            (5D)    Combined         Company         Magma         (5D)       Combined
                      --------         -----      ----------    --------         -------         -----   ----------     ---------
REVENUES
Sales of electricity
 and steam .          $132,059      $137,882              $-    $269,941        $117,208      $124,086           $-       $241,294
Royalties                    -        19,629               -      19,629               -        15,062            -         15,062
Interest and other
 income. . .            17,194         4,195         (7,849)      13,540          21,980         3,866      (5,887)         19,959
Management
 services. .                 -         5,432               -       5,432               -         3,090            -          3,090
                      --------      --------        --------    --------        --------      --------     --------      --------
Total Revenue          149,253       167,138         (7,849)     308,542         139,188       146,104      (5,887)        279,405
                      --------      --------        --------    --------        --------      --------     --------      --------
COSTS AND
EXPENSES
Plant operations        25,362        49,493               -      74,855          23,887        41,208            -         65,095
General and
 administrative         13,158        10,943               -      24,101           9,536         9,602            -         19,138
Royalties                8,274             -               -       8,274           7,898             -            -          7,898
Depreciation and
 amortization           17,812        21,692          18,041      57,545          15,439        17,737       13,531         46,707
Other non-plant
 costs . . .                 -           471               -         471               -           380            -            380
Interest expense        30,205         9,626          45,875      85,706          44,480         9,262       34,406         88,148
Less interest
 capitalized           (6,816)             -               -     (6,816)         (7,518)             -            -        (7,518)
                      --------      --------        --------    --------        --------      --------     --------      --------
Total costs and
  expenses .            87,995        92,225          63,916     244,136          93,722        78,189       47,937        219,848
                      --------      --------        --------    --------        --------      --------     --------      --------
Income before
 income taxes           61,258        74,913        (71,765)      64,406          45,466        67,915     (53,824)         59,557
Provision for
 income taxes           18,184        22,778        (25,336)      15,626          14,067        21,072     (19,002)         16,137
                      --------      --------        --------    --------        --------      --------     --------      --------
Income from
 continuing
 operations.            43,074        52,135        (46,429)      48,780          31,399        46,843     (34,822)         43,420
Preferred dividends      4,630             -               -       4,630           3,711             -            -          3,711
                      --------      --------        --------    --------        --------      --------     --------      --------
Income available to
 common stock-
 holders . .           $38,444       $52,135       $(46,429)     $44,150         $27,688       $46,843    $(34,822)        $39,709
                      ========       =======       ========      =======         =======       =======    ========        =======
INCOME PER
 COMMON AND
 COMMON
 EQUIVALENT
 SHARE:
Assuming no
 dilution. .             $1.00         $2.17                       $0.78           $0.77         $1.95                       $0.73
                      ========       =======                     =======         =======       =======                    =======

Assuming full
 dilution. .             $1.00         $2.17                       $0.77           $0.76         $1.95                       $0.71
                      ========       =======                     =======         =======       =======                    =======
Weighted average
 common shares
 outstanding            38,485        24,063                      56,655          36,174        24,017                      54,344
                      ========       =======                     =======         =======       =======                    =======

  The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.
                                              32





 NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA
                      THE COMPANY AND MAGMA
                      (Tables in thousands)

     The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of the Company and Magma and the financing of the transaction. The final adjustments will be based upon the fair market value of the assets of Magma at or near the Effective Time of the Merger.

     The pro forma unaudited condensed combined financial statements are based on the following assumptions:

1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

2. 16,670,000 shares of Common Stock, including all treasury stock, sold in the Offering and over-allotment at a price sufficient to provide net proceeds of $16.49 per share to the Company and 1,500,000 shares of Common Stock sold in the Direct Sale at a price sufficient to provide proceeds of $17.00 per share to the Company, the sum of which, net of related costs of $2,500,000 was used to fund a portion of the cost of the Merger.

3. 23,843,000 Magma Shares outstanding as of September 30, 1994 purchased for cash in an amount of $483,600,000 as to 12,400,000 Magma Shares and cash in an amount of $440,266,000 as to 11,443,000 Magma Shares.

4.   Outstanding Magma options retired for approximately $8,500,000 in cash.

5. The pro forma adjustments to reflect the effect of the transaction are as follows:

     A. The adjustments reflect the elimination of Magma's equity accounts, the sale of the shares of Common Stock, including all treasury stock, pursuant to the Offering, over-allotment and the Direct Sale, net of related costs of $2,500,000.

     B. The adjustments which have been made to the net assets of Magma and the Company to give effect to the Merger follow:

        Cash consideration
           plus estimated direct costs to be
           incurred in consummating the Merger                   $933,866
        Cost of retiring outstanding
           Magma options . . . . . . . . . . .                      8,500
        Cost of 200,000 Magma shares
           owned by the Company prior to the Merger                 5,552
        Net assets of Magma. . . . . . . . . .        $395,286
        Adjustment to eliminate goodwill
           of Magma. . . . . . . . . . . . . .          (8,999)  (386,287)
                                                      --------    -------
        Excess of purchase price over carrying
           value of net assets acquired. . . .                    561,631




                                        33






NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA
               THE COMPANY AND MAGMA - (Continued)
                      (Tables in thousands)


        Allocated to:
           Property and plant. . . . . . . . .                 (340,000)
           Power purchase contracts. . . . . .                  (60,000)
           Deferred income taxes on allocated costs             158,000
                                                               --------
        Excess of cost over fair value of net assets acquired  $319,631
                                                               ========

     C. The cash which the Company will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:

       Reduce cash on hand . . . . . . . . . .          $156,978
       Net proceeds from the Offering,
        over-allotment and the Direct Sale . .           297,888
       Increase long-term debt . . . . . . . .           500,000
                                                        --------
       Total sources of cash . . . . . . . . .          $954,866
                                                        ========

       Payments to Magma common stockholders .          $923,866
       Payments to Magma stock option holders.             8,500
       Other direct acquisition costs. . . . .            10,000
       Financing costs . . . . . . . . . . . .            12,500
                                                        --------
       Total uses of cash. . . . . . . . . . .          $954,866
                                                        ========

     D. The pro forma adjustments to the pro forma condensed combined statements of earnings are as follows:

         i. Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. The Company's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

         ii. Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the Merger, utilizing an 8.925 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

         iii. Change income tax expense as a result of pro forma adjustments which affect taxable income.



                                    34







              The pro forma income per common and common share equivalent has been determined on the basis of weighted average shares which have been adjusted to include the number of shares of Common Stock sold pursuant to the Offering, over-allotment and the Direct Sale.


     (c) Exhibits:

       99.1 Agreement and Plan of Merger, dated as of December 5, 1994, among California Energy Company, Inc., CE Acquisition Company, Inc. and Magma Power Company.

       99.2 Text of Press Release issued by California Energy Company, Inc., dated February 24, 1995.

       99.3 Non-Recourse Credit Agreement, dated as of February 24, 1995, by and among California Energy Company, Inc., as Borrower, the banks and other financial institutions parties thereto, as Banks and Credit Suisse, New York Branch, as Agent.






                         35







                           SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CALIFORNIA ENERGY COMPANY, INC.



                                       By /s/Steven A. McArthur
                                         ---------------------------------
                                         Name:  Steven A. McArthur
                                         Title: Senior Vice President,
                                             General Counsel and Secretary


Date:  March 10, 1995






                                      36






                           EXHIBIT INDEX


Exhibit
- ------------------------------------------------------------------------------

99.1 Agreement and Plan of Merger, dated as of December 5, 1994, among California Energy Company, Inc., CE Acquisition Company, Inc. and Magma Power Company.

99.2 Text of Press Release issued by California Energy Company, Inc., dated February 24, 1995.

99.3 Non-Recourse Credit Agreement, dated as of February 24, 1995, by and among California Energy Company, Inc., as Borrower, the banks and other financial institutions parties thereto, as Banks and Credit Suisse, New York Branch, as Agent.






                              37